Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 16, 2021, with respect to the financial statements of ESS Tech, Inc. included in the proxy statement/prospectus/information statement of ACON S2 Acquisition Corp. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-257232) and Prospectus of ACON S2 Acquisition Corp. for the registration of shares of its common stock and warrants to purchase shares of common stock.

/s/ Ernst & Young LLP

Portland, Oregon

September 8, 2021